Exhibit 99.1

NEWS RELEASE

ICF International Reports Second Quarter 2014 Results

■	Revenues Increased 9.2 Percent to $264 Million; Commercial Revenue Growth Was 13 Percent
■	Adjusted EPS Was $0.57, Exclusive of Special and M&A Charges; Diluted EPS Was $0.50
■	Total Contract Awards Were $234 Million; Commercial Represented 37 Percent
■	Guidance Reduced to Reflect Lower Outlook for Federal Government Spending in 2014

FOR IMMEDIATE RELEASE

Investor information contact:

Lynn Morgen, MBS Value Partners, lynn.morgen@mbsvalue.com, +1.212.750.5800

Company information contact:

Douglas Beck, ICF International, douglas.beck@icfi.com, +1.703.934.3820

FAIRFAX, Va. (August 6, 2014) – ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the second quarter ended June 30, 2014.

Second Quarter 2014 Results

“Second quarter results reflected the ongoing diversification of our revenue sources, which enabled ICF to report solid growth for the period,” said ICF Chairman and Chief Executive Officer Sudhakar Kesavan. “This year-on-year revenue performance was led by double-digit growth in our commercial and state and local businesses, and international government, which more than doubled, bringing total nonfederal revenues to 48 percent of total revenues in the second quarter—up from 41 percent in last year’s second quarter.

“We took action in the second quarter to adjust our staffing to reflect this progressive shift in the composition of our business as well as continued softness in certain areas of our U.S. federal government and aviation consulting businesses. Adjusted fully diluted earnings per share1 was $0.57, 9.6 percent ahead of last year’s second quarter and reflective of our revenue gains in the period.

“Both of our major markets—Energy, Environment & Infrastructure and Health, Social Programs & Consumer/Financial—posted double-digit revenue growth in the second quarter, up 10.7 percent and 15.2 percent, respectively, over last year’s levels, demonstrating our recognized domain expertise in growth areas. Together, these markets accounted for 90 percent of total revenues for the period, up from 87 percent in last year’s second quarter.

1 Adjusted fully diluted earnings per share excludes tax-effected special charges. A reconciliation of Adjusted EPS is provided for at the bottom of the Consolidated Statements of Comprehensive Income.

“Contract awards in the second quarter reached $234 million. Of that, commercial awards accounted for 37 percent, an indication of the increasing importance of this part of our business where the book-to-bill ratio was 1.18 for the second quarter and 1.13 for this year’s first half,” Mr. Kesavan noted.

For the second quarter, revenue was $263.9 million, a 9.2 percent increase over the $241.6 million reported in the 2013 second quarter. Service revenue increased 9.5 percent to $196.5 million. Adjusted EBITDA was $24.7 million, or 9.4 percent of revenues, up 8.9 percent year-on-year. Net income, exclusive of tax-effected special charges, was $11.4 million or $0.57 per diluted share, reflecting increases of 8.8 percent and 9.6 percent, respectively, over the comparable period last year.

Reported EBITDA, net income and diluted earnings per share for the second quarter were $23.0 million, $10.0 million and $0.50, respectively.

Backlog and New Business Awards

Backlog was $1.6 billion at the end of the second quarter of 2014. Funded backlog was $685 million, or 42 percent of the total. The total value of contracts awarded in the second quarter of 2014 was $234 million.

Commercial Business Second Quarter 2014 Highlights

Revenues from commercial clients increased 13 percent in the second quarter to $74.7 million and represented 28 percent of total revenue. Revenues from energy efficiency clients were $25.8 million and accounted for 35 percent of commercial revenues.

Key Commercial Sales Highlights in the Second Quarter

Commercial sales were $88 million for the second quarter, representing a book-to-bill ratio of 1.18.

ICF was awarded more than 500 commercial projects globally in the second quarter. The largest awards included:

■	Environmental Management: A $24 million contract with a major U.S. utility to provide habitat restoration program management services following construction of a 500kV electrical transmission line.
■	Energy: A $5.3 million customer energy portal for an East Coast utility.
■	Strategic Communications: A $4 million marketing analytics support project for a health services corporation.

Additional awards greater than $1 million include cybersecurity support for a national trade association and an entertainment media company; management consulting for a healthcare payer; and an E-commerce solution for a national retailer.

Government Business Second Quarter 2014 Highlights

■

U.S. federal government revenues declined 4.9 percent in the second quarter and accounted for 52 percent of total revenues, compared to 59 percent in last year’s second quarter. Despite the decrease in U. S. federal government revenue, we saw revenue growth in a number of areas, including Health and Human Services, Veterans Affairs, the State Department and the Environmental Protection Agency.

■

U.S. state and local government revenues increased 28.2 percent and accounted for 10 percent of total revenues, up from 9 percent in last year’s second quarter, primarily because of increased disaster recovery work related to Superstorm Sandy.

■

International government revenues increased 130 percent and accounted for 10 percent of total revenues, up from 5 percent in last year’s second quarter, resulting from contract wins with the UK government and the European Commission and a full quarter contribution from the Mostra acquisition, which was completed in February 2014.

Key Government Contracts Awarded for the 2014 Second Quarter

ICF was awarded more than 100 U.S. federal contracts and task orders and hundreds of additional contracts from other U.S. state and local governments and international governments. The largest awards included:

■	Cybersecurity: A $50 million contract to continue providing cyber network defense research and services to the U.S. Army Research Laboratory.
■	Information technology: A $5 million enterprise strategy and management support contract with the U.S. Department of State.
■	Housing: A $5 million contract with the State of New Jersey to provide additional disaster support assistance in the wake of Superstorm Sandy.
■	Survey Research: A $4.5 million higher education survey research contract for a U.S. government agency.

Additional individual U.S. federal government awards greater than $1 million included: training and IT technical support for the Department of Defense; digital implementation support at the Veteran’s Health Administration; fuel efficiency assessments and regulatory support for the Department of Transportation; technical assistance for global HIV/AIDS monitoring at the Department of Health and Human Services; technical assistance at the Department of Housing and Urban Development; automated litigation support at the Department of Justice; health survey research at the Agency for International Development; employment transition program evaluation at the Department of Labor; and economic analyses for the Department of the Interior.

At the state and local levels, awards greater than $1 million included a behavioral risk survey for an East Coast metropolitan area and infrastructure environmental support for a West Coast municipality. In Europe, large contract wins included marketing, strategic communications and web support projects for the European Community.

Summary and Outlook

“ICF’s progress as an advisory and implementation firm with an increasingly diversified client base continued in the second quarter. Revenues from our commercial, state and local and international government businesses in the aggregate approached 50 percent of total revenues, the target we set in 2012 when we concluded that headwinds in federal government spending were likely to continue.

“In setting our guidance for 2014, we assumed that revenues from our federal government business would be relatively flat compared to 2013, in light of the two-year budget agreement that was signed in January. While there are signs that the procurement environment may improve later in the year, the almost 6 percent year-to-date decline that we have experienced in federal revenues has caused us to reduce our revenue and earnings guidance. Based on our current portfolio of business, we now expect revenues for full year 2014 to range from $1.015 billion to $1.045 billion, representing year-on-year growth of 8.5 percent at the midpoint. Based on our adjusted earnings per share of $1.06 for the first half of 2014, we now expect that adjusted earnings per share for full year 2014 will range from $2.19 to $2.27, which at the midpoint equates to year-on-year growth of 12.6 percent over the full year 2013 adjusted earnings per share. Reported diluted per share earnings are expected to range from $2.12 to $2.20, up 10.8 percent at the midpoint compared to the $1.95 reported last year. This guidance is based on approximately 20.0 million diluted weighted average shares outstanding and an effective tax rate of 38.5 percent. Our operating cash flow for 2014 is now expected to be $60 million to $70 million due to increased working capital requirements of recent commercial and international acquisitions.

“By taking action to reduce staff in areas that lack near or intermediate term growth catalysts, we believe we have positioned ICF to report positive revenue and diluted earnings per share comparisons in each of the third and fourth quarters of 2014 and to achieve earnings growth that outpaces revenue growth in each of those periods. At the same time, we are adding resources to those areas in which we continue to gain momentum, including digital interactive, commercial health, public health and energy, where we serve both commercial and government clients,” Mr. Kesavan said.

###

About ICF International

ICF International (NASDAQ:ICFI) provides professional services and technology solutions that deliver beneficial impact in areas critical to the world’s future. ICF is fluent in the language of change, whether driven by markets, technology, or policy. Since 1969, we have combined a passion for our work with deep industry expertise to tackle our clients’ most important challenges. We partner with clients around the globe—advising, executing, innovating—to help them define and achieve success. Our more than 4,500 employees serve government and commercial clients from more than 70 offices worldwide. ICF's website is http://www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)

Gross Revenue	$263,860	$241,568	$508,912	$475,489
Direct Costs	166,667	151,528	320,397	294,346
Operating costs and expenses:
Indirect and selling expenses	74,232	67,604	143,869	135,866
Depreciation and amortization	3,190	2,782	6,266	5,581
Amortization of intangible assets	2,197	2,359	4,156	4,752
Total operating costs and expenses	79,619	72,745	154,291	146,199
Operating Income	17,574	17,295	34,224	34,944
Interest expense	(774)	(626)	(1,488)	(1,394)
Other (expense) income	(621)	(9)	(656)	69
Income before income taxes	16,179	16,660	32,080	33,619
Provision for income taxes	6,181	6,329	12,366	13,176
Net income	$9,998	$10,331	$19,714	$20,443

Earnings per Share:
Basic	$0.51	$0.52	$1.00	$1.04
Diluted	$0.50	$0.52	$0.98	$1.02

Weighted-average Shares:
Basic	19,795	19,706	19,799	19,625
Diluted	20,082	19,996	20,213	19,993

Other comprehensive income (loss):
Foreign currency translation adjustments	807	(197)	460	(442)
Comprehensive income	$10,805	$10,134	$20,174	$20,001

Reconciliation of non-GAAP financial measures:

Reconciliation of Service Revenue
Revenue	$263,860	$241,568	$508,912	$475,489
Subcontractor and Other Direct Costs*	(67,363)	(62,072)	(129,417)	(117,114)
Service Revenue	$196,497	$179,496	$379,495	$358,375

Reconciliation of EBITDA
Operating Income	$17,574	$17,295	$34,224	$34,944
Depreciation and amortization	5,387	5,141	10,422	10,333
EBITDA	22,961	22,436	44,646	45,277
Acquisition-related expenses**	86	261	629	261
Severance for staff realignment	1,679	—	1,679	—
Adjusted EBITDA	$24,726	$22,697	$46,954	$45,538

Reconciliation of Adjusted EPS
Diluted EPS	$0.50	$0.52	$0.98	$1.02
Acquisition-related expenses, net of tax	—	—	0.01	0.01
Severance for staff realignment, net of tax	0.05	—	0.05	—
Foreign currency loss related to office closure, net of tax	0.02	—	0.02	—
Adjusted EPS	$0.57	$0.52	$1.06	$1.03

*	Subcontractor and Other Direct Costs exclude Direct Labor and Fringe.
**	Acquisition-related expenses include expenses related to closed and anticipated-to-close acquisitions.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2014	December 31, 2013
	(Unaudited)

Current Assets:
Cash	$8,026	$8,953
Contract receivables, net	253,376	205,062
Prepaid expenses and other	16,366	7,847
Income tax receivable	7,507	4,482
Total current assets	285,275	226,344
Total property and equipment, net of accumulated depreciation of $54,105 and $49,229 as of June 30, 2014, and December 31, 2013, respectively	30,478	30,214
Other assets:
Goodwill	459,471	418,839
Other intangible assets, net	18,125	12,239
Restricted cash	2,096	1,864
Other assets	12,462	11,414
Total Assets	$807,907	$700,914

Current Liabilities:
Accounts payable	$48,340	$45,544
Accrued salaries and benefits	45,695	45,994
Accrued expenses	37,709	32,256
Deferred revenue	20,749	20,282
Deferred income taxes	6,000	6,144
Total current liabilities	158,493	150,220
Long-term liabilities:
Long-term debt	132,808	40,000
Deferred rent	14,455	12,912
Deferred income taxes	10,719	10,780
Other	9,591	12,911
Total Liabilities	326,066	226,823
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001 per share; 70,000,000 shares authorized; 21,006,518 and 20,617,270 shares issued; and 19,522,960 and 19,764,634 shares outstanding as of June 30, 2014, and December 31, 2013, respectively	21	21
Additional paid-in capital	262,291	250,698
Retained earnings	265,621	245,907
Treasury stock	(45,562)	(21,545)
Accumulated other comprehensive loss	(530)	(990)
Total Stockholders’ Equity	481,841	474,091
Total Liabilities and Stockholders’ Equity	$807,907	$700,914

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Six months ended
	June 30,
	2014	2013
	(Unaudited)
Cash flows from operating activities
Net income	$19,714	$20,443
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash equity compensation	6,831	4,283
Depreciation and amortization	10,422	10,333
Other adjustments, net	(610)	3,276
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	(29,125)	(2,351)
Prepaid expenses and other assets	(8,765)	(4,599)
Accounts payable	(605)	(6,183)
Accrued salaries and benefits	(1,463)	(841)
Accrued expenses	4,339	(36)
Deferred revenue	(3,773)	(1,236)
Income tax receivable and payable	(3,973)	7,571
Other liabilities	(832)	(362)
Net cash (used in) provided by operating activities	(7,840)	30,298
Cash flows from investing activities
Capital expenditures for property and equipment and capitalized software	(8,103)	(7,197)
Payments for business acquisitions, net of cash received	(57,718)	—
Net cash used in investing activities	(65,821)	(7,197)

Cash flows from financing activities
Advances from working capital facilities	270,901	58,317
Payments on working capital facilities	(178,093)	(88,317)
Debt issue costs	(753)	—
Proceeds from exercise of options	1,532	460
Tax benefits of stock option exercises and award vesting	3,167	26
Net payments for stockholder issuances and buybacks	(23,954)	(2,384)
Net cash provided by (used in) financing activities	72,800	(31,898)
Effect of exchange rate changes on cash	(66)	(442)
Decrease in cash	(927)	(9,239)
Cash, beginning of period	8,953	14,725
Cash, end of period	$8,026	$5,486

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,293	$1,409
Income taxes	$13,666	$3,783

ICF International, Inc. and Subsidiaries

Supplemental Schedule

Revenue by market	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Energy, environment, and infrastructure	39%	38%	39%	39%
Health, social programs, and consumer/financial	51%	49%	50%	48%
Public safety and defense	10%	13%	11%	13%

Total	100%	100%	100%	100%

Revenue by client	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

U.S. federal government	52%	59%	52%	59%
U.S. state and local government	10%	9%	10%	8%
Non-U.S. government	10%	5%	10%	5%
Government	72%	73%	72%	72%

Commercial	28%	27%	28%	28%

Total	100%	100%	100%	100%

Revenue by contract	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Time-and-materials	48%	51%	49%	51%
Fixed-price	32%	28%	33%	29%
Cost-based	20%	21%	18%	20%

Total	100%	100%	100%	100%